One Helen of Troy Plaza
El Paso, TX 79912
Ph:	915-225-8000
Fax:	915-225-8001

HELEN OF TROY LIMITED REPORTS RECORD
THIRD QUARTER AND NINE MONTHS SALES AND EARNINGS

EL PASO, Texas Jan. 6 - Helen of Troy Limited (NASDAQ, NM: HELE) a designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported record sales and net earnings for the third quarter and nine months ended November 30, 2004.
Sales in the third quarter increased 24 percent to a record $205,682,000 from sales of $165,386,000 for the third quarter of the prior year. Third quarter record net earnings increased by 24 percent to $31,135,000, or $0.97 per diluted share from $25,062,000, or $0.78 per diluted share for the same period a year earlier, including a $(0.03) per diluted share loss from the discontinued operations of Tactica International, Inc. Income from continuing operations increased by 20 percent to $31,135,000, or $0.97 per diluted share from $25,933,000, or $0.81 per diluted share for the same period a year earlier.
Nine months sales increased 25 percent to a record $453,932,000 from sales of $361,957,000 in the previous year. Fiscal year-to-date net earnings increased 22 percent to $64,466,000, or $1.98 per diluted share, versus $53,004,000 or $1.71 per diluted share from the comparable period last fiscal year, including a $(0.01) and $(0.07) per diluted share loss from the discontinued operations of Tactica International, Inc. respectively. Income from continuing operations increased 17 percent to $64,688,000, or $1.99 per diluted share, versus $55,264,000 or $1.78 per diluted share in the comparable period last fiscal year. Last year’s nine months earnings included a one time non-operating gain from litigation proceeds in the pre-tax amount of $2,600,000 or $0.08 per diluted share.
Gerald Rubin, Chairman, Chief Executive Officer and President, commenting on the results for the quarter and the first nine months of the fiscal year stated, “I am extremely pleased with our excellent sales and earnings results during the third quarter and first nine months of this fiscal year. Sales remained strong this holiday selling season. This is the first quarter of our 37 year history in which sales have exceeded $200 million. Our overall outstanding performance is driven by our ability to provide the consumer a large variety of quality products, and we believe we are the market leader in new product development and innovation. Sales leaders for the third quarter included domestic and international retail personal care, household consumer products, and grooming, skin and hair care products. This quarter marks 38 of the past 43 quarters in which sales and earnings from continuing operations exceeded the prior year results.
“Gross margins for the quarter increased 2.5 percentage points to 48 percent of sales from 45.5 percent of sales in the third quarter of last year. Operating income increased $11.1 million or 35 percent to $42.8 million or 20.8 percent of sales, from $31.7 million or 19.2 percent of sales for the previous year’s third quarter. As of November 30, 2004, our balance sheet continued to be strong with stockholders’ equity of $407.3 million. Stockholders’ equity increased $68.5 million, or 20.2 percent from the comparable period last year. Inventory at quarter end was $139.3 million versus $113.7 million for the same period in the prior year, an increase of 22.5 percent. These inventory levels are consistent with our 24 percent sales increase for the third quarter, and our 25 percent sales increase for the nine month period.

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“For the fourth quarter ending February 28, 2005, we currently expect overall sales to be in the range of $136 million to $146 million, compared to last year’s fourth quarter sales of $112.9 million, or an increase of 20 to 29 percent. Earnings per share for the fourth quarter currently are expected to be in the range of $0.58 to $0.63 per diluted share versus the prior year’s fourth quarter earnings from continuing operations of $0.50 per diluted share, an increase of 16 to 26 percent. Sales are currently expected to be in the range of $590 million to $600 million for the fiscal year ending February 28, 2005, with earnings per share from continuing operations anticipated to be in the range of $2.57 to $2.62 per diluted share.
        “We are currently forecasting sales for next fiscal year, beginning March 1, 2005, in the range of $645 to $660 million. We are also initiating next fiscal year earnings per share guidance of $2.90 to $3.00 per diluted share.” Rubin concluded.
The Company will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11 a.m. ET today, Thursday, January 6, 2005. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through February 28, 2005.
Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include consumer product tools in the kitchen, cleaning, barbecue, barware, storage, organization, garden and automotive categories. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., and Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy’s owned brands include OXO®, Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Skin Milk®, TimeBlock®, Epil-Stop®, Dazey®, Caruso®, Karina®, DCNL™, Nandi™, Isobel™ and WaveRage®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, and Wigo® owned brands to the professional beauty salon industry.

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This press release contains certain forward-looking statements, which are subject to change. The forward looking statements included in this press release among others includes the statement regarding the projected sales and earnings for the fourth fiscal quarter and the fiscal year ending February 28, 2005 and the fiscal year ending February 28, 2006. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the Company’s financial results is included in the sections of the Company’s Form 10-K for the year ended February 29, 2004 and the Form 10-Q for the quarters ended May 31, August 31, and November 30, 2004 entitled “Forward-Looking Information and Factors that May Effect Future Results.”

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HELEN OF TROY LIMITED Comparative Analysis (Unaudited)
(In thousands, except earnings per share data)

	The Three Months Ended November 30,				The Nine Months Ended November 30,
	2004		2003		2004		2003
Net sales	$205,682	100.0%	$165,386	100.0%	$453,932	100.0%	$361,957	100.0%
Cost of sales	107,031	52.0%	90,160	54.5%	238,128	52.5%	196,048	54.2%
Gross profit	98,651	48.0%	75,226	45.5%	215,804	47.5%	165,909	45.8%

Selling, general, and administrative expense	55,814	27.1%	43,536	26.3%	128,800	28.4%	100,421	27.7%
Operating income	42,837	20.8%	31,690	19.2%	87,004	19.2%	65,488	18.1%
		-	-	-	-	-	-	-
Other income (expense):
Interest expense	(3,052)	-1.5%	(1,024)	-0.6%	(6,727)	-1.5%	(2,989)	-0.8%
Other income, net	(2,399)	-1.2%	696	0.4%	(2,280)	-0.5%	4,434	1.2%
Total other income (expense)	(5,451)	-2.7%	(328)	-0.2%	(9,007)	-2.0%	1,445	0.4%
		-	-	-	-	-	-	-
Earnings before income taxes	37,386	18.2%	31,362	19.0%	77,997	17.2%	66,933	18.5%

Income tax expense
Current	9,004	4.4%	3,217	1.9%	16,586	3.7%	10,475	2.9%
Deferred	(2,753)	-1.3%	2,212	1.3%	(3,277)	-0.7%	1,194	0.3%
		-	-	-	-	-	-	-
Income from continuing operations	31,135	15.1%	25,933	15.7%	64,688	14.3%	55,264	15.3%

Loss from discontinued segment's operations,
net of tax benefits of $-0-, $569, $442 and $2,259	-	0.0%	(871)	-0.5%	(222)	0.0%	(2,260)	-0.6%
Net earnings	$31,135	15.1%	$25,062	15.2%	$64,466	14.2%	$53,004	14.6%

Earnings per share:

Diluted
Continuing operations	$0.97		$0.81		$1.99		$1.78
Discontinued operations	$-		$(0.03)		$(0.01)		$(0.07)
Total diluted earnings per share	$0.97		$0.78		$1.98		$1.71

Weighted average common shares used in computing net earnings per share
Diluted	32,198		31,975		32,610		30,911

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SELECTED CONSOLIDATED BALANCE SHEET INFORMATION (In thousands)

	11/30/2004	11/30/2003
Cash	$8,951	$9,495

Marketable securities, at market value	415	922

Accounts receivable	184,400	126,184

Inventory	139,279	113,657

Total current assets	350,381	260,648

Total assets	867,614	510,558

Total current liabilities	190,358	102,566

Total long term liabilities	270,000	69,235

Stockholders equity	407,256	338,757

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SELECTED OTHER DATA (In thousands) Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to Net Earnings:

	Three Months Ended November 30,		Nine Months Ended November 30,
	2004	2003	2004	2003

Net earnings from continuing operations	$31,135	$25,933	$64,688	$55,264

Interest income / Expense, net	3,015	734	6,285	1,950

Income tax expense	6,251	5,429	13,309	11,669

Depreciation and amortization	3,046	1,590	6,752	4,583
EBITDA (Earnings before interest, taxes, depreciation
and amortization) excluding discontinued operations	$43,447	$33,686	$91,034	$73,466

This information may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table which reconciles these measures to their corresponding GAAP based measures presented under our Comparative Analysis of Earnings, in the accompanying press release.

Management believes the presentation of these non-GAAP financial measures, in connection with the results of the fiscal quarter ended November 30, 2004, provides useful information to investors regarding our results of operations as this non-GAAP financial measures allow investors to better evaluate ongoing business performance, and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not as a substitute for financial measures prepared in accordance with GAAP.

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2006